UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 2, 2004

Cedar Shopping Centers, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-14510	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)

(516) 767-6492
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On November 3, 2004, Cedar Shopping Centers, Inc. (the “Company”) announced that it had amended certain terms of its $100 million secured revolving credit facility. The Borrower under the credit facility is Cedar Shopping Centers Partnership, L. P., the Company’s operating company; the lead arranger and Administrative Agent is Fleet National Bank. The amendment, dated as of November 2, 2004, amends the terms of the credit facility to include the following: (1) the interest rate margin will be reduced by 75 basis points, from a range of 225 to 275 basis points, to a range of 150 to 205 basis points above LIBOR, depending on the Company’s leverage ratio, (2) introduce an accordion feature pursuant to which the credit facility may be increased to $200 million, and (3) amend certain covenants to accommodate the Company’s development properties and to provide additional flexibility.

A press release announcing the modification is included as Exhibit 99.1 to this Form 8-K.

The information contained herein includes summaries, prepared by management, of written agreements with respect to the described transactions. Such summaries are intended to reflect and describe the terms and provisions of various agreements with respect to such transactions and are subject in each case to the terms and provisions of the underlying agreements, where applicable, filed together with this Report.

Exhibits:

10.1	Second Amendment To Loan Agreement, dated as of November 2, 2004, by and among Fleet National Bank (the Administrative Agent), Fleet National Bank and other banks (the Lenders), and Cedar Shopping Centers Partnership, L.P. (the Borrower)

99.1	Press release

Signatures

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR SHOPPING CENTERS, INC.

/s/ THOMAS J. O’KEEFFE
Thomas J. O’Keeffe
Chief Financial Officer
(Principal financial officer)

Dated:   November 8, 2004